Exhibit 99.1

Company Contact:	The Investor Relations Company:	Renmark Financial
Communications:
Paul A. Brown, M.D., Chairman	Karl Plath or Brien Gately	Henri Perron
(561) 478-8770	(847) 296-4200	(514) 939-3989

HearUSA EXPECTS TO REPORT SIGNIFICANT IMPROVEMENT IN SECOND
QUARTER RESULTS COMPARED TO FIRST QUARTER

WEST PALM BEACH, Fla., June 28, 2004 HearUSA, Inc. (AMEX: EAR) announced today that revenues for the quarter ended June 26, 2004 are expected to be approximately $18.2 million, an increase of approximately 7% over the $17 million reported for the first quarter of this fiscal year. Additional revenue from the recently announced contract with the Department of Veterans Affair will be recognized in future reporting periods. It is anticipated that a press release covering second quarter results will be issued on August 10th.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. The 156 centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario Canada. For additional information, click on “investor information” at HearUSA’s website www.hearusa.com.

This press release contains forward looking statements within the meaning of the Securities Litigation Reform Act of 1995, including our expectation for the quarter ended June 26, 2004 that revenues will be approximately $18.2 million. Potential risks and uncertainties include such factors as the final reconciliation of the company’s books and records for the second quarter.